Exhibit 99.1

FOR IMMEDIATE RELEASE:	February 12, 2009

NW Natural Reports Strong Q4 and 2008 Results

Establishes 2009 EPS Guidance Range

Fourth Quarter and Full-Year Financial & Operating Highlights

Fourth Quarter Results

•        Fourth quarter earnings per share in 2008 were $1.25 on net income of $33.2 million, compared to $1.11 per share on net income of $29.7 million in the fourth quarter of 2007, a 12 percent increase over last year’s quarterly net income and a 13 percent increase in earnings per share.

•        NW Natural ranked first in the nation among 59 other utilities in the JD Power and Associates Gas Utility Residential Customer Satisfaction Survey, moving up from second best last year.

•        Received approval for the first general rate case filed by NW Natural in Washington in four years.

•        Achieved a settlement agreement and filed with the Oregon Public Utility Commission (OPUC) for the company’s system integrity pipeline program to consolidate several older programs into one coordinated program if approved.

•        Through Palomar Gas Transmission LLC (Palomar), filed a permit application in December 2008 with the Federal Energy Regulatory Commission (FERC) to potentially build a 217-mile pipeline with a TransCanada subsidiary.

2008 Full-Year Results

•        Earnings per share in 2008 were $2.61 on net income of $69.5 million, compared to earnings per share of $2.76 in 2007 on net income of $74.5 million, a 7 percent decrease in net income for the year and a 5 percent decrease in earnings per share.

•        Revised the company’s regulatory gas cost sharing mechanism to better address shareholder and customer risks and rewards.

•        Increased the quarterly dividend paid on common stock by 5.3 percent in 2008 to 39.5 cents per share, for an indicated annual dividend rate of $1.58 per share, increasing dividends paid for the 53rd consecutive year.

•        Reduced the company’s operations and maintenance costs by 6 percent compared to 2007.

•        Sold the company’s last non-core asset, a commercial airplane under lease.

•        Achieved customer growth above the national average.

•        Maintained a strong balance sheet, liquidity position and investment-grade credit ratings, with Moody’s at A2 and Standard & Poor’s at AA-.

•        Filed permit applications to develop an estimated 20 Bcf underground gas storage facility at Gill Ranch, near Fresno, Calif.

•        Reached 150 years as a company in early January 2009, making NW Natural older than the state of Oregon.

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), today reported net income for the fourth quarter of 2008 of $1.25 per share on net income of $33.2 million, compared to $1.11 per share on $29.7 million of net income in the fourth quarter last year. This represented a 12 percent increase in net income and a 13 percent increase in earnings per share.

For the 12 months ended Dec. 31, 2008, the company’s net income was $69.5 million, or $2.61 per share, compared to net income of $74.5 million, or $2.76 per share in 2007, a 7 percent decrease in net income over the record year achieved in 2007 and a 5 percent decrease in earnings per share.

The company’s strong results were mainly driven by colder than average weather, reduced O&M expense for the year and quarter, customer growth, solid gas storage results, and the sale of a non-core asset during the year, partially offset by higher gas costs in 2008. Our 2007 results were primarily driven by record gas cost savings.

“Perhaps nothing better demonstrates the strength, stability and resilience of NW Natural than our performance in 2008,” said Gregg Kantor, President and Chief Executive Officer. “Despite a year with many challenges, NW Natural delivered solid results for its shareholders. The hard work of the last few years to control costs by redesigning and streamlining our operations paid off. The year also demonstrated the ongoing value of our gas storage business.”

Commenting on NW Natural’s reaching its 150th anniversary in 2009, Kantor said, “This is a company that has succeeded over the years because it believes in continuity and in being very clear about its purpose and direction. In the years ahead, our company will continue to be dedicated to providing customers with superior service; shareholders solid and stable growth; and communities a strong civic partner.”

Fourth quarter financial and operating highlights

•	Higher income and earnings per share

As noted, for the 3-month period ending Dec. 31, 2008, net income increased 12 percent to $1.25 per share on $33.2 million of net income, compared to $1.11 per share on $29.7 million of net income in the same quarter of 2007.

The higher income was led by slightly colder than average weather in the quarter, commodity cost sharing benefits, strong gas storage results, and lower O&M expenses. Utility operations provided $1.18 per share on net income of $31.3 million for the quarter, compared to $1.03 per share on net income of $27.6 million for the same quarter in 2007. Gas storage contributed net income of 6 cents per share on net income of $1.6 million, compared to 5 cents per share in 2007 on net income of $1.4 million. Other non-utility activities resulted in net income of $0.3 million for the 2008 quarter, compared to $0.7 million in 2007’s fourth quarter.

•	NW Natural named best gas utility in nation by J.D. Power and Associates

The company earned the highest ranking in the nation among 59 other participating utilities in the 2008 J.D. Power and Associates gas utility residential customer satisfaction survey. The company ranked first in a number of categories, including company image, communications and billing and payment. The company ranked second best in the nation among gas utilities in 2007.

•	Washington general rate case completed

During the quarter, the Washington Utilities and Transportation Commission approved an all-parties settlement on a general rate case, with new rates effective Jan. 1, 2009. As approved, average residential rates increased about 3.3 percent and the company’s revenue requirements were increased by $2.7 million per year. In addition, the company agreed to create a low-income energy bill assistance program, to review the existing low-income weatherization program for possible improvements, and to create a new energy efficiency program for customers. The settlement also allows for the company to seek approval of a decoupling mechanism six months after approval of tariffs implementing new energy efficiency programs, and after a third-party review of a trial program currently being conducted by another utility in Washington.

•	New system integrity program requested and awaiting ruling in Oregon

The company and other interested parties filed a settlement with the OPUC to create a new, consolidated natural gas pipeline system integrity program (SIP). The new SIP is expected to provide NW Natural’s customers with enhanced safety and system reliability and shareholders with timely rate recovery. Under the program, costs would be tracked into customer rates annually, with an annual cap on expenditures of $12 million, with any extraordinary costs above the cap to be approved with the written consent of all parties. The company will seek recovery after the first $3.25 million of capital costs each year. As proposed, the settlement covers the period from Sept. 30, 2008 to Oct. 31, 2011.

•	Operational results

The company’s total gas sales and transportation deliveries in the fourth quarter of 2008, excluding gas stored for others, were 364 million therms, down 5 percent from 383 million therms delivered in 2007. The decrease in total deliveries primarily resulted from a slowing economy in the Pacific Northwest. Margin from utility operations was up by 1 percent in the fourth quarter largely due to colder weather and higher commodity cost sharing benefits late in the quarter, and partly due to the fact that industrial margin losses from weak economic conditions were offset by increased revenues from a small number of industrial customers during cold weather curtailment late in 2008.

•	Operations and maintenance costs lower than in 2007

Operations and maintenance expenses for the quarter were 12 percent lower due to cost control efforts in 2008 and strategic maintenance spend during the fourth quarter of 2007.

Full year (12 months) financial and operating highlights

•	Net income and earnings per share lower than last year – but second-highest in history

In the 12-month period ending Dec. 31, 2008, earnings per share decreased 5 percent to $2.61 per share and net income decreased 7 percent to $69.5 million, compared to $2.76 per share on net income of $74.5 million last year. The decrease was primarily due to the higher cost of gas during the year, including a $5.5 million increase in gas costs related to the company’s Oregon commodity cost sharing mechanism, which compared to a record benefit of $12.1 million decrease in gas costs from the sharing mechanism in 2007.

In 2008, utility operations provided earnings per share of $2.21 on net income of $58.7 million, compared to $2.41 per share on net income of $65.0 million in 2007. Gas storage contributed 31 cents per share on net income of $8.4 million this year, compared to 31 cents per share on net income of $8.5 million in 2007. Other non-utility activities in 2008 resulted in earnings of 9 cents per share on net income of $2.4 million, due primarily to the sale of a non-core asset in the second quarter of the year, compared to 4 cents per share on net income of $1.1 million in 2007.

•	Customer growth slows, but ahead of national average

Despite disruptions in the national and regional economy during the quarter and year, NW Natural’s utility customer growth continued at a rate well above the national average of approximately 0.8 percent. At Dec. 31, 2008, the company had 662,341 customers, for a growth rate of 1.6 percent over the past 12 months. The company showed increased growth in conversion customers in 2008 compared to 2007.

•	Business development progress

Gill Ranch Storage, LLC (GRS) continued to make progress in 2008, filing applications with the California Public Utilities Commission (CPUC) for an estimated 20 Bcf gas storage project near Fresno that we are developing with Pacific Gas and Electric (NYSE: PCG). In December 2008, the CPUC deemed the filing complete and concluded the project may proceed on an accelerated environmental permitting track.

A proposed 217-mile pipeline called Palomar is being developed as a joint venture between TransCanada Pipelines Limited (TransCanada) and NW Natural. In December, Palomar filed a permit application with FERC to build and operate the pipeline. Palomar proposes to build a 36-inch natural gas pipeline that would connect with TransCanada’s main gas transmission pipeline in Central Oregon and extend to a point on the Columbia River northwest of Portland. This pipeline will have the capacity to transport up to 1.3 Bcf per day of natural gas. In 2009, Palomar intends to focus on seeking the required permit approvals. Palomar would diversify NW Natural’s delivery options and enhance the reliability of service to its utility customers by providing an alternate transportation path for purchases from western Canada and the U.S. Rockies, as well as provide delivery capacity for imported gas coming from any one of several liquefied natural gas (LNG) plants currently proposed on the West Coast.

•	Operating results

NW Natural’s total gas sales and transportation deliveries in 2008, excluding deliveries of gas stored for others, were 1.26 billion therms, up 4 percent from 1.21 billion therms in 2007.

Gas sales to residential and commercial customers in 2008 were 694 million therms, up 7 percent from 2007, due to customer growth and higher usage from weather that was 5 percent colder than last year and 7 percent colder than average.

Residential and commercial sales, before weather normalization and conservation adjustments, contributed $315.1 million to margin, up 5 percent from $299.7 million in 2007, primarily due to customer growth and colder weather. The company’s weather normalization and decoupling mechanisms decreased margin by $10.3 million for the 2008 period, compared to a reduction to margin of $2.0 million for the 2007 period, primarily due to colder weather in 2008.

Gas deliveries to industrial and transportation customers were 566 million therms, virtually unchanged from a year ago, but margins were down 5 percent due to lower volumes used under higher margin industrial rate schedules and by the region’s economic slowdown.

NW Natural provides gas storage services to customers in the interstate and intrastate gas markets. Net income from gas storage in 2008 was $8.4 million compared to $8.5 million in 2007. These results include income from gas storage services as well as income from asset optimization services under a contract with an independent energy marketing company. This third-party marketing company optimizes the company’s unused storage and pipeline transportation capacity.

Utility rates in Oregon and Washington are changed each year to reflect changes in the expected cost of natural gas purchases. In Oregon, the Purchased Gas Adjustment (PGA) includes an incentive commodity cost sharing mechanism. As reported last quarter, the company’s sharing percent was changed such that we now select either an 80-20 percent or 90-10 percent sharing ratio by Aug. 1 each year, to be effective Nov. 1, as the new customer-utility sharing percentages for commodity cost differences. The previous sharing ratio was 67-33, and as was the case under the prior Oregon sharing mechanism the company is subject to an annual earnings review. For the 2008-2009 PGA contract year, the company selected an 80-20 percent sharing mechanism, with a 150 basis points earnings threshold above the authorized return on equity allowed before additional sharing is required. If the actual return on equity in Oregon is above the earnings threshold, then 33 percent of the earnings above the threshold will be deferred for refund to customers.

There has been no change to the Washington PGA mechanism, where 100 percent of actual gas costs are passed through to customers in rates.

With respect to another regulatory sharing mechanism in Oregon, we did not recognize a regulatory refund or surcharge for 2008 for income taxes paid versus income taxes collected as required under Oregon legislative rules (formerly referred to as Oregon SB 408). However, the company did recognize a revised estimate of $1.8 million of pre-tax income in 2008 for adjustments to our regulatory filings for the 2006 and 2007 tax years.

•	Full year O&M results lower than 2007

Operations and maintenance expenses in 2008 decreased 6 percent over last year. The decrease is mainly due to lower employee incentive pay and benefit costs and spending in 2007 on certain strategic initiatives.

•	Cash flows and capital structure

Cash provided by operations in 2008 was $34.7 million, compared to a record $183.6 million in 2007. Lower cash flows this year mainly reflect changes in working capital usage as a result of lower gas costs in 2007 and higher gas costs in 2008. The change in working capital usage is temporary in nature and is expected to mainly reverse over the next six months. Cash used in investing activities totaled $109.8 million in the period, compared to $117.5 million in 2007, with the decrease primarily reflecting non-utility investment in 2007 for the expanded capacity at the Mist storage field in Northwest Oregon.

NW Natural’s capitalization at Dec. 31, 2008 reflected 45 percent common equity, 37 percent long-term debt, and 18 percent short-term debt. This compares to 47 percent common equity, 41 percent long-term debt, and 12 percent short-term debt at Dec. 31, 2007. The higher short-term debt balance in 2008 partially reflects the change in temporary working capital requirements.

Outlook for 2009

The company’s earnings guidance assumes normal weather conditions, continued customer growth, ongoing benefits from improvements to our cost structure, and no significant changes in prevailing regulatory policies. The company also does not forecast gains or losses that may occur from the company’s commodity cost sharing mechanism in Oregon.

NW Natural expects 2009 earnings per share to be within the range of $2.55-$2.70.

Dividend declaration

The Board of Directors of NW Natural has declared a quarterly dividend of 39.5 cents a share on the company’s common stock. The dividends will be paid February 13, 2009, to shareholders of record on January 30, 2009. The indicated annual dividend rate is $1.58 per share.

Presentation of results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis, including the earnings impact from our commodity cost sharing mechanism. These amounts reflect factors that directly impact the company’s earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously announced, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on Feb. 12, 2009, to review the company’s fourth quarter and 12-month financial results.

To hear the conference call live, please dial 1-800-860-2442 within the United States, and 1-412-858-4600 from international locations, including Canada. To access the recording, please call 1-877-344-7529 and enter the conference identification pass code (426782#). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com or through www.InvestorCalendar.com.

Forward-Looking Statements

This report and other presentations made by NW Natural from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, performance, regulatory actions, and other statements that are other than statements of historical facts. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors described in Part I, Item 1A “Risk Factors,” and “Forward-Looking Statements” following Part II, and Item 7A “Quantitative and Qualitative Disclosure about Market Risk” in the company’s 2007 Annual Report on Form 10-K; Part I, “Forward-Looking Statements,” Item 1A “Risk Factors,” and Part II, Item 7A, “Quantitative and Qualitative Disclosures about Market Risk” in the company’s most recent Annual Report on Form 10-K; and in Part I, Item 3 “Quantitative and Qualitative Disclosures about Market Risk,” “Forward-Looking Statements” following Part I, Item 2, and Part II, Item 1A “Risk Factors” in the company’s most recent quarterly financial statements that could cause the actual results of the company to differ materially from those projected in such forward-looking statements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves over 662,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has approximately $2.4 billion in total assets, which includes approximately 16 Bcf of underground gas storage capacity within its service territory at Mist, Ore. The company has rate mechanisms in place that help to protect revenues from warmer than average weather and declining consumption. NW Natural has increased its dividends paid on common stock for 53 consecutive years.

# # #

Contacts:

Bob Hess (investors)

Phone: 1-800-422-4012, ext. 2388 or 503-220-2388

Email: Bob.Hess@nwnatural.com

Kim Heiting (media)

Phone: 1-800-422-4012, ext. 5755 or 503-220-5755

Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	12/31/08	12/31/07	Change	% Change
Gross Operating Revenues	$349,205	$331,608	$17,597	5%
Net Income	$33,180	$29,713	$3,467	12%
Average Shares of Common Stock Outstanding	26,477	26,447	30	0%
Basic Earnings Per Share of Common Stock	$1.25	$1.12	$0.13	12%
Diluted Earnings Per Share of Common Stock	$1.25	$1.11	$0.14	13%

	Twelve Months Ended
(Thousands, except per share amounts)	12/31/08	12/31/07	Change	% Change
Gross Operating Revenues	$1,037,855	$1,033,193	$4,662	0%
Net Income	$69,525	$74,497	$(4,972)	(7%)
Average Shares of Common Stock Outstanding	26,438	26,821	(383)	(1%)
Basic Earnings Per Share of Common Stock	$2.63	$2.78	$(0.15)	(5%)
Diluted Earnings Per Share of Common Stock	$2.61	$2.76	$(0.15)	(5%)

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited) Thousands	December 31, 2008	December 31, 2007
Assets:
Plant and property:
Utility plant	$2,142,988	$2,052,161
Less accumulated depreciation	659,123	615,533

Utility plant - net	1,483,865	1,436,628

Non-utility property	74,506	67,149
Less accumulated depreciation and amortization	9,314	7,904

Non-utility property - net	65,192	59,245

Total plant and property	1,549,057	1,495,873

Current assets:
Cash and cash equivalents	6,916	6,107
Accounts receivable	81,288	69,442
Accrued unbilled revenue	102,688	78,004
Allowance for uncollectible accounts	(2,927)	(2,890)
Regulatory assets	147,319	17,598
Fair value of non-trading derivatives	4,592	2,903
Inventories:
Gas	86,134	71,079
Materials and supplies	9,933	8,865
Income taxes receivable	20,811	—
Prepayments and other current assets	24,216	25,569

Total current assets	480,970	276,677

Investments, deferred charges and other assets:
Regulatory assets	288,470	175,938
Fair value of non-trading derivatives	146	324
Other investments	54,132	54,070
Other	5,377	11,179

Total investments, deferred charges and other assets	348,125	241,511

Total assets	$2,378,152	$2,014,061

Capitalization and liabilities:
Capitalization:
Common stock	$336,754	$331,595
Earnings invested in the business	296,005	266,658
Accumulated other comprehensive income (loss)	(4,386)	(3,502)

Total common stock equity	628,373	594,751
Long-term debt	512,000	512,000

Total capitalization	1,140,373	1,106,751

Current liabilities:
Notes payable	248,000	143,100
Long-term debt due within one year	—	5,000
Accounts payable	94,422	119,731
Taxes accrued	12,455	13,137
Interest accrued	2,785	2,827
Regulatory liabilities	20,456	61,326
Fair value of non-trading derivatives	136,735	14,829
Other current and accrued liabilities	36,467	29,794

Total current liabilities	551,320	389,744

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	257,831	206,340
Regulatory liabilities	228,157	213,764
Pension and other postretirement benefit liabilities	138,229	41,619
Fair value of non-trading derivatives	21,646	3,758
Other	40,596	52,085

Total deferred credits and other liabilities	686,459	517,566

Total capitalization and liabilities	$2,378,152	$2,014,061

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited) Thousands (year ended December 31)	2008	2007
Operating activities:
Net income	$69,525	$74,497
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	72,159	68,343
Deferred income taxes and investment tax credits	50,192	(5,252)
Undistributed gains from equity investments	(667)	(130)
Deferred gas costs - net	(45,291)	38,665
Gain on sale of non-utility investments	(1,737)	(1,544)
Income from life insurance investments	(2,190)	(1,939)
Non-cash expenses related to qualified defined benefit pension plans	2,855	4,387
Deferred environmental expenditures	(8,179)	(8,842)
Deferred regulatory costs and other	(9,347)	(2,940)
Changes in working capital:
Accounts receivable and accrued unbilled revenue - net	(36,493)	22,029
Inventories of gas, materials and supplies	(16,123)	(1,816)
Income taxes receivable	(20,811)	—
Prepayments and other current assets	363	(6,528)
Accounts payable	(24,540)	5,841
Accrued interest and taxes	(724)	(8,190)
Other current and accrued liabilities	5,729	7,059

Cash provided by operating activities	34,721	183,640

Investing activities:
Investment in utility plant	(96,582)	(93,785)
Investment in non-utility property	(7,416)	(24,442)
Proceeds from sale of non-utility investments	7,531	2,628
Proceeds from life insurance	208	881
Contributions to non-utility equity investments	(7,450)	(5,413)
Other	(6,116)	2,652

Cash used in investing activities	(109,825)	(117,479)

Financing activities:
Common stock issued, net of expenses	2,310	2,180
Common stock repurchased	—	(44,627)
Long-term debt retired	(5,000)	(29,500)
Change in short-term debt	117,751	43,000
Cash dividend payments on common stock	(40,178)	(38,613)
Other	1,030	1,739

Cash provided by (used in) financing activities	75,913	(65,821)

Increase in cash and cash equivalents	809	340
Cash and cash equivalents - beginning of period	6,107	5,767

Cash and cash equivalents - end of period	$6,916	$6,107

Supplemental disclosure of cash flow information:
Interest paid	$37,669	$38,508
Income taxes paid	$12,300	$56,215

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Fourth Quarter - 2008

	3 Months Ended December 31,			12 Months Ended December 31,
(Thousands, except per share amounts)	2008	2007	% Change	2008	2007	% Change
Gross Operating Revenues	$349,205	$331,608	5%	$1,037,855	$1,033,193	—
Cost of Sales	223,248	207,367	8%	656,568	639,150	3%
Revenue Taxes	8,286	7,988	4%	25,072	25,001	—

Net Operating Revenues	117,671	116,253	1%	356,215	369,042	(3%)

Operating Expenses:
O&M	31,628	36,118	(12%)	113,360	120,488	(6%)
General Taxes	6,065	5,731	6%	26,660	25,288	5%
D&A	18,384	17,413	6%	72,159	68,343	6%

Total Operating Expenses	56,077	59,262	(5%)	212,179	214,119	(1%)

Income from Operations	61,594	56,991	8%	144,036	154,923	(7%)
Other Income and Expense - net	992	652	52%	3,746	1,445	159%
Interest Charges - net of amounts capitalized	9,927	10,048	(1%)	37,579	37,811	(1%)

Income before income taxes	52,659	47,595	11%	110,203	118,557	(7%)
Income Tax Expense	19,479	17,882	9%	40,678	44,060	(8%)

Net Income	$33,180	$29,713	12%	$69,525	$74,497	(7%)

Common Shares Outstanding:
Average for Period - basic	26,477	26,447		26,438	26,821
Average for Period - diluted	26,642	26,663		26,594	26,995
End of Period	26,501	26,407		26,501	26,407
Earnings per Share:
Basic	$1.25	$1.12		$2.63	$2.78
Diluted	$1.25	$1.11		$2.61	$2.76
Dividends Paid Per Share	$0.395	$0.375		$1.52	$1.44
Book Value Per Share - end of period	$23.71	$22.52		$23.71	$22.52
Market Closing Price - end of period	$44.23	$48.66		$44.23	$48.66
Balance Sheet Data - end of period:
Total Assets	$2,378,152	$2,014,061		$2,378,152	$2,014,061
Common Stock Equity	$628,373	$594,751		$628,373	$594,751
Long-Term Debt (including amounts due in one year)	$512,000	$517,000		$512,000	$517,000
Operating Statistics:
Total Customers - end of period	662,341	652,012		662,341	652,012
Gas Deliveries (therms)
Res. & Comm. Customers	219,032	230,282		694,318	648,619
Industrial Firm	12,543	13,525		47,340	52,340
Industrial Interruptible	21,049	23,651		87,484	89,128
Transportation	110,890	115,655		431,609	424,882

Total	363,514	383,113		1,260,751	1,214,969
Gas Revenues
Res. & Comm. Customers	$299,945	$288,628		$865,783	$854,112
Industrial Firm	13,736	13,582		46,579	54,567
Industrial Interruptible	18,757	18,723		68,978	74,876
Transportation	3,578	3,674		14,288	14,191
Regulatory adjustment for income taxes	375	1,683		1,760	5,996
Other Revenues	8,877	1,562		21,784	12,228

Total	$345,268	$327,852		$1,019,172	$1,015,970
Cost of Gas Sold	$223,225	$207,346		$656,504	$639,094
Revenue Taxes	$8,286	$7,988		$25,072	$25,001
Net Operating Revenues (Utility Margin)	$113,757	$112,518		$337,596	$351,875
Degree Days
Average (25-year average)	1,614	1,614		4,285	4,266
Actual	1,659	1,701		4,576	4,374
Colder (Warmer) than Average	3%	5%		7%	3%